Exhibit 4.2
GEM Equity Line Facility Agreement
GEM Global Yield Fund Ltd
GEM Investment Advisors, Inc
Metal Storm Limited

Table of contents

Parties		1

Background		1

Operative provisions		1

1	Equity Line facility	1
	Commitment	1
	Exclusivity	1
	Use of Proceeds	1

2	Drawings	2
	Entitlement	2
	Drawdown procedure	2
	Drawdown conditions	3
	Drawing Limits	5
	Requirements for Drawdown Notices	6
	First Drawdown	6
	Type 1 Drawdown	6
	Type 2 Drawdown	7
	Waiver of compliance	7
	Confirmation of drawdown	7

3	Pricing	8
	Calculation of Total Purchase Price	8
	Drawdown Shares	8
	Purchase Price	9
	Adjustments — First Drawdown or Type 1 Drawdown	9
	Adjustments — Type 2 Drawdown	9
	Disposal during Pricing Period	10

4	Closing	10
	Closing Date	10
	Actions on closing	11
	Actions after closing	12

5	Representations and warranties	12
	Warranties	12
	Application	12
	Official quotation	12
	Organisation and qualification	13
	Issue of Shares	13
	No conflicts	14
	Financial statements	14
	Information accurate and complete	16
	CHESS	16

6	Mutual Representations and Warranties	16
	General	16
	Warranties	16

7	Indemnity by the Company	17

8	Indemnity by GEM	19

9	Other agreements of the Parties	20
	Listing	20
	Disclosure of transactions and other material information	20
	Negative covenants	21
	Holding and trading Shares	22
	Maximum holding	22

10	Options	22

11	Fees and costs	22
	Commitment Fee	22
	Scrip payment	22
	Establishment Fee	23
	General costs and expenses	23
	Statutory charges and duties etc	23

12	Goods and services tax	23
	Recovery of GST on supplies and adjustments under this agreement	23
	Other GST matters	24

13	Term and termination	24
	Term	24
	Events of default	24
	Consequences of an Event of Default	25
	Effect of termination	26

14	Notices	26
	Service of notices	26
	Receipt	27
	Execution	27
	Other modes of service permitted	28
	Interpretation	28

15	General	28
	Approvals and consent	28
	Assignment	28
	Entire agreement	28
	Execution of separate documents	28
	Further acts	29
	Governing law and jurisdiction	29
	Rights cumulative	29
	Severability	29
	Stamp duty	29
	Variation	29
	Waiver	29
	Calculation of time periods	29

16	Definitions and interpretation	30
	Interpretation	30
	Interpretation	35

Execution		36

Schedule 1	37
Drawdown notice	37

Schedule 2	40
Form of Resolution of Directors (clause 2.4.2)	40

Schedule 3	41
New issue announcement, Application for quotation of additional securities and agreement (Appendix 3B of the Listing Rules) (clause 2.4.3)	41

Schedule 4	42
Share Lending Agreement	42

Schedule 5	43
Form of closing statement (clause 4.3.1(a))	43

Schedule 6	46
Option terms and conditions (clause 10)	46
Option terms and conditions of issue	48

GEM Equity Line Facility Agreement
Parties
Metal Storm Limited ACN 064 270 006 of Unit 4, 848 Boundary Road, Richlands, Queensland, Australia (Company)
GEM Global Yield Fund Ltd of C/- CM Group, Commerce House, 1 Bowring Road, Ramsey, Isle of Man, IM8 2JQ (GEM)
GEM Investment Advisors, Inc of 27th Floor, 590 Madison Avenue, New York, NY 10022 United States of America (GEM Advisors)
Background
GEM has agreed to grant to the Company and the Company has agreed to accept an A$20,200,000 Equity Line on the terms and conditions set out in this agreement.
Operative provisions
1	Equity Line facility
Commitment
1.1	GEM grants to the Company an Equity Line on the terms and conditions of this agreement under which the Company may, during the Commitment Period, require GEM to subscribe for (or cause to be subscribed for) such a number of Shares having a total issue price not exceeding the Total Commitment.

1.2	GEM agrees that during the Commitment Period it will subscribe for (or cause to be subscribed for) Shares having a total issue price not exceeding the Total Commitment on the terms and conditions described in this agreement.

1.3	The Company must use its best endeavours to obtain the Shareholder Approval by no later than the Approval Date.
Exclusivity
1.4	For so long as the Company has rights under this agreement to make Drawings and provided always that GEM is not in default of its obligations under this agreement, the Company and its Controlled Entities must not solicit, negotiate or enter into any Equity Line with any third party without the prior written consent of GEM. For the avoidance of doubt, this does not restrict the Company from undertaking a rights issue or share purchase plan.
Use of Proceeds
1.5	The Company must use the proceeds from GEM’s subscription for Shares for the Permitted Use. GEM may but is under no obligation to monitor whether the proceeds are actually applied in accordance with this clause.

GEM Equity Line Facility Agreement
2	Drawings
Entitlement
2.1	Subject to this agreement, the Company may at any time during the Commitment Period, drawdown any of the Available Commitment by following the procedure and satisfying the conditions set out in this agreement.

2.2	The Company must not give a Drawdown Notice:
2.2.1	at any time during a Pricing Period; or

2.2.2	if the completion of any Drawing would result in GEM, GEM Advisors or the Company being in breach of this agreement, any applicable Australian law or the Listing Rules.
2.3	The Company must give GEM a valid Drawdown Notice for not more than $1,000,000, by no later than the date which is 10 Business Days after the date of this Agreement.
Drawdown procedure
2.4	If the Company wishes to drawdown any of the Available Commitment, it must deliver to GEM:
2.4.1	(Drawdown Notice) a Drawdown Notice duly executed by the Company which complies with this agreement;

2.4.2	(directors’ resolutions) an extract from the minutes of a meeting of directors of the Company or from a circulating resolution, certified as correct by a director of the Company, evidencing that the directors of the Company have duly passed resolutions which are in a form which is the same as or substantially similar to those set out in Schedule 2;

2.4.3	(Application for grant of quotation) a copy of the proposed Listing Application in relation to the Proposed Drawdown Shares; and

2.4.4	(shareholder approval) if the issue of Shares to GEM or its nominee requires the approval of the Company in general meeting for any reason:
(a)	a certificate signed by two directors of the Company that the approval has been obtained in accordance with law and the Listing Rules; and

(b)	an extract from the minutes of the general meeting, certified as correct by two directors of the Company, evidencing that such approval has been obtained.

GEM Equity Line Facility Agreement
Drawdown conditions
2.5	GEM’s obligations under clause 4 to subscribe for Shares under this agreement are subject to and conditional upon the following conditions having been satisfied or fulfilled in respect of each Drawdown:
2.5.1	(Drawdown Procedure) the Company being entitled under this agreement to make a Drawdown and having complied with the drawdown procedure in this agreement;

2.5.2	(Drawing Limit) the Drawing Limits in clause 2.6 not having been exceeded;

2.5.3	(Drawdown Documents) GEM having received properly completed and duly executed Drawdown Documents in respect of the relevant Drawing;

2.5.4	(no breach or default) the Company not being in breach of this agreement and no Event of Default has occurred or subsists as at the date of the relevant Drawdown Date, the relevant Closing Date or will result from the provision of monies under the Drawing;

2.5.5	(availability of funds) the provision of subscription monies in accordance with the Drawdown Notice will not cause the Available Commitment to be exceeded;

2.5.6	(representations and warranties) each representation and warranty by the Company in this agreement is true and correct and is neither misleading nor deceptive in any respect as at the Drawdown Date or at the relevant Closing Date as though it had been made on and as of each of those dates;

2.5.7	(Authorisations) all Authorisations necessary to be obtained by the Company for the Drawing have been obtained and evidence provided to GEM including, without limitation, any approvals required under either Chapter 7 or 10 of the Listing Rules;

2.5.8	(closing trade price) the closing trade price of a Share quoted on ASX on the Trading Day immediately preceding the Drawdown Date is equal to or higher than the Threshold Price;

2.5.9	(liquidity) during the 10 Trading Days prior to and excluding the Drawdown Date:
(a)	the Shares were continuously quoted on ASX; and

(b)	there was no actual or threatened trading halt of the Shares or suspension of the Shares from quotation (whether at the request of the Company or otherwise). A trading halt or suspension is only taken to have been threatened if the Company has received notice of that threat from ASX;

GEM Equity Line Facility Agreement
2.5.10	(share lending) all of the following has occurred in respect of each proposed Drawdown:
(a)	GEM has entered into a Share Lending Agreement with the Share Lender; and

(b)	For the First Drawdown — the Share Lender has lent to GEM or its nominee and delivered to either of them under the Share Lending Agreement such a number of Shares which:
•	If the Trading Value is less than $1 million — no less than twice the number of Proposed Drawdown Shares up to a maximum equal to the maximum number of Shares which when taken with the number of Options that the Company is required to grant to GEM or its nominee under clause 10, the Company can issue or grant without having to obtain shareholder approval under the Listing Rules.

•	If the Trading Value is more than $1 million - no less than the number of Proposed Drawdown Shares,
Trading Value means the dollar amount calculated in accordance with the following formula:

Trading Value = Benchmark Price x 10 x Trading Volume

Where

Benchmark Price means the volume weighted average price of Shares traded on ASX over the 10 Trading Days ending on the date immediately prior to the Drawdown Date.

Trading Volume means the average daily number of Shares traded on ASX during the 10 Trading Days ending on the date immediately prior to the Drawdown Date and excluding any Shares traded on any day during that period when the closing trade price of the Shares was less than the Threshold Price.

(c)	For a Type 1 Drawdown — the Share Lender has lent to GEM or its nominee and delivered to either of them under the Share Lending Agreement such a number of Shares which:
•	If the Trading Value is less than $400,000 — is no less than twice the number of Proposed Drawdown Shares.

•	If the Trading Value is more than $400,000 — is no less than the number of Proposed Drawdown Shares.

GEM Equity Line Facility Agreement
Trading Value means the dollar amount calculated in accordance with the following formula:

Trading Value = Benchmark Price x 15 x Trading Volume

Where

Benchmark Price means the volume weighted average price of Shares traded on ASX over the 15 Trading Days ending on the date immediately prior to the Drawdown Date.

Trading Volume means the average daily number of Shares traded on ASX during the 15 Trading Days ending on the date immediately prior to the Drawdown Date and excluding any Shares traded on any day during that period when the closing trade price of the Shares was less than the Threshold Price.

(d)	For a Type 2 Drawdown — -the Share Lender has lent to GEM or its nominee and delivered to either of them under the Share Lending Agreement such a number of Shares which is no less than the number of Proposed Drawdown Shares; and

(e)	the Share Lender has otherwise complied with all of its essential obligations under the Share Lending Agreement.
Drawing Limits
2.6	The Company cannot require GEM in a Drawdown Notice to subscribe for such a number of Shares which is more than:
2.6.1	For the First Drawdown:
(a)	If the Trading Value is equal to or less than $1 million — half of the maximum number of Shares which when taken with the number of Options that the Company is required to grant to GEM or its nominee under clause 10, that the Company can issue or grant without having to obtain shareholder approval under the Listing Rules.

(b)	If the Trading Value is more than $1 million — the maximum number of Shares which when taken with the number of Options that the Company is required to grant to GEM or its nominee under clause 10, that the Company can issue or grant without having to obtain shareholder approval under the Listing Rules.
2.6.2	For Type 1 Drawdowns — the number of Shares determined in accordance with the following formula:

Maximum Proposed Drawdown Shares = $400,000 ÷ Benchmark Price

Where

GEM Equity Line Facility Agreement
Benchmark Price is 90% of the volume weighted average price of Shares traded on ASX over the 15 Trading Days ending on the date immediately prior to the Drawdown Date.

2.6.3	In all other cases — the number calculated under the following formula:

Drawing Limit = 700% x Trading Volume

where:

Trading Volume means the average daily number of Shares traded on ASX during the number of Trading Days specified in the Drawdown Notice, prior to and excluding the Drawdown Date, and excluding any Shares traded on any day during that period when the closing trade price of the Shares was less than the Threshold Price.
Requirements for Drawdown Notices
2.7	A Drawdown Notice is irrevocable and will either be the First Drawdown, a Type 1 Drawdown or Type 2 Drawdown.
First Drawdown
2.8	The First Drawdown must:
2.8.1	be in the form set out in Schedule 1 except that it does not need to specify:
(a)	the number of Trading Days to determine the Trading Volume;

(b)	that the number of Proposed Drawdown Shares does not exceed 700% of the Trading Volume; or

(c)	the closing trade price of a Share on the Trading Day immediately preceding the Drawdown Date; and
2.8.2	specify:
(a)	the calculation of the maximum number of Shares that can be Drawn under clause 2.6.1.

(b)	the calculation of the Shares to be lent under clause 2.5.10(b).
Type 1 Drawdown
2.9	A Type 1 Drawdown must:
2.9.1	be in the form set out in Schedule 1 except that it does not need to specify:

GEM Equity Line Facility Agreement
(a)	the number of Trading Days to determine the Trading Volume;

(b)	that the number of Proposed Drawdown Shares does not exceed 700% of the Trading Volume; or

(c)	the closing trade price of a Share on the Trading Day immediately preceding the Drawdown Date; and
2.9.2	specify:
(a)	the Proposed Drawdown Shares.

(b)	the calculation of the maximum number of Shares that can be Drawn under clause 2.6.2; and

(c)	the calculation of the Trading Value and the Shares to be lent under clause 2.5.10(c).
Type 2 Drawdown
2.10	A Type 2 Drawdown must be in the form set out in Schedule 1 and specify 15 consecutive Trading Days as the period specified for the purposes of determining the Trading Volume.

2.11	All Drawdown Notices must
2.11.1	be duly completed and signed by the Company; and

2.11.2	be delivered to GEM on a Business Day by no later than 9.00 am on that Business Day.
2.12	The Closing Date specified in a Drawdown Notice must be a Business Day.
Waiver of compliance
2.13	The drawdown procedure in clause 2.4 and drawdown conditions in clauses 2.5 to 2.12 are for the benefit of GEM only. They may only be waived by GEM in its absolute and sole discretion and only by notice in writing to the Company. Any Drawdown Notice or purported Drawing which does not comply with this agreement is invalid and ineffective.
Confirmation of drawdown
2.14	GEM must no later than three Business Days after receipt of a Drawdown Notice either:
2.14.1	advise the Company that the drawdown procedure in clause 2.4 or the drawdown conditions in clauses 2.5 to 2.12 have not been complied with together with written particulars of the non-compliance; or

2.14.2	give the Company a Confirmation Statement confirming:
(i)	the Drawdown Date;

GEM Equity Line Facility Agreement
(ii)	the Pricing Period;

(iii)	the Closing Date; and

(iv)	the name of the person to whom the Drawdown Shares are to be issued in accordance with clause 4.3.2.
2.15	The provision by GEM of a Confirmation Statement under clause 2.14:
2.15.1	is not a release or waiver by GEM of any obligation of the Company to satisfy the drawdown procedures or conditions; and

2.15.2	does not impose an unconditional obligation on GEM to subscribe for any Shares. GEM’s obligation remains subject to the conditions in this agreement being fulfilled.
2.16	If, within three Business Days after receipt of a Drawdown Notice, GEM has not:
2.16.1	informed the Company in accordance with clause 2.14.1 that the drawdown procedure or the drawdown conditions have not been complied with; or

2.16.2	given the Company a Confirmation Statement in accordance with clause 2.14.2,
GEM will be deemed to have given the Company a Confirmation Statement on the fourth Business Day after receipt of the Drawdown Notice.

2.17	GEM is under no obligation to confirm a Drawdown or to subscribe for Shares under this agreement if any of the representations and warranties in this agreement are not true and correct as at the Drawdown Date or if any other drawdown condition has not been complied with.
3	Pricing
Calculation of Total Purchase Price
3.1	The Total Purchase Price is the amount which is equal to the number of Drawdown Shares multiplied by the Purchase Price.
Drawdown Shares
3.2	The Drawdown Shares comprise:
3.2.1	For the First Drawdown and a Type 1 Drawdown — the higher of:
(a)	the Proposed Drawdown Shares, as adjusted in accordance with this clause 3; and

(b)	the number of Shares that GEM is required to re-deliver to the Share Lender on the maturity date under the Share Lending Agreement.

GEM Equity Line Facility Agreement
3.2.2	For a Type 2 Drawdown — the Proposed Drawdown Shares as adjusted in accordance with this clause 3.
Purchase Price
3.3	For any Drawdown, if GEM is required under this agreement to subscribe for Shares, it must do so at a Purchase Price per Share equal to 90% of the average closing trade price of Shares during the Pricing Period as adjusted under clause 3.8.2.
Adjustments — First Drawdown or Type 1 Drawdown
3.4	Each of the following events during a Pricing Period for the First Drawdown or a Type 1 Drawdown is an Adjustment Event:
3.4.1	the volume weighted average price of Shares traded on ASX during a Trading Day in the Pricing Period is less than the Threshold Price;

3.4.2	an event occurs which has a Material Adverse Effect or which in GEM’s reasonable opinion is likely to have a Material Adverse Effect.
Adjustments — Type 2 Drawdown
3.5	Each of the following events during a Pricing Period for a Type 2 Drawdown is an Adjustment Event:
3.5.1	the volume weighted average price of Shares traded on ASX during a Trading Day in the Pricing Period multiplied by 90%, is less than the Threshold Price;

3.5.2	trading in the Shares on ASX is suspended or halted;

3.5.3	the number of Shares traded on ASX on any Trading Day is less than 25% of the Trading Volume (as defined in clause 2.6); and

3.5.4	an event occurs which has a Material Adverse Effect or which in GEM’s reasonable opinion is likely to have a Material Adverse Effect.
3.6	A Knockout Day is a day on which an Adjustment Events occurs.

3.7	Notwithstanding anything else contained in this agreement, if a Knockout Day occurs during a Pricing Period of the First Drawdown or a Type 1 Drawdown:
3.7.1	the Proposed Drawdown Shares will be reduced by:
(a)	for the First Drawdown — 1/10th for every Knockout Day which occurs during the Pricing Period; or

(b)	for a Type 1 Drawdown — 1/15th for every Knockout Day which occurs during the Pricing Period; and
3.7.2	in calculating the average closing trade price in clause 3.3, the closing trade price on any Knockout Day will be disregarded and the number of Trading Days comprising the Pricing Period will be reduced by the number of Knockout Days that occur during that period.

GEM Equity Line Facility Agreement
3.8	Notwithstanding anything else contained in this agreement, if a Knockout Day occurs during a Pricing Period , for a Type 2 Drawdown:
3.8.1	the Proposed Drawdown Shares will be reduced by 1/15th for every Knockout Day which occurs during any other Pricing Period under this agreement; and

3.8.2	in calculating the average closing trade price in clause 3.3, the closing trade price on any Knockout Day will be disregarded and the number of Trading Days comprising the Pricing Period will be reduced by the number of Knockout Days that occur during that period.
3.9	GEM has the right in its absolute discretion (but not the obligation):
3.9.1	For a Type 2 Drawdown — to reduce the Proposed Drawdown Shares (following adjustment, if any, under clause 3.8.1) by up to 50% of the number of Proposed Drawdown Shares; or

3.9.2	For a Type 2 Drawdown — increase the Proposed Drawdown Shares (with or without adjustment under clause 3.8.1) by up to 200%, provided that GEM cannot require the Company on the Closing Date to issue any Shares to GEM or its nominee if to do so would be in breach of any Australian law or the Listing Rules; and

3.9.3	For a Type 1 Drawdown — increase the Proposed Drawdown Shares by up to 100%, provided that GEM cannot require the Company on the Closing Date to issue any Shares to GEM or its nominee if to do so would be in breach of any Australian law or the Listing Rules.
Disposal during Pricing Period
3.10	For a Type 2 Drawdown, GEM must not, on any Trading Day during the Pricing Period:
3.10.1	if the First Drawdown is a Type 2 Drawdown under this agreement, sell Shares representing more than 1/10th of the Shares specified in the First Drawdown Notice; or

3.10.2	in respect of any other Type 2 Drawdown under this agreement, sell Shares representing more than 1/15th of the Shares specified in a Drawdown Notice.
4	Closing
Closing Date
4.1	Subject to clause 4.2, the Closing Date in relation to any given Drawdown is the date which is the Trading Day immediately after the end of the Pricing Period.

4.2	Despite anything else in this agreement, if GEM’s nominee for the issue of Drawdown Shares is the Share Lender and the issue of the Drawdown Shares will require

GEM Equity Line Facility Agreement
shareholder approval under the Corporations Act or the Listing Rules, the Closing Date in relation to any given Drawdown will be the date that is two Business Days after the date on which shareholder approval to the issue of the Drawdown Shares to the Share Lender is obtained.
Actions on closing
4.3	Subject to the Company having complied with the drawdown procedure in clause 2.4, the drawdown conditions in clause 2.5 having been fulfilled (or waived by GEM) and any shareholder approval required under clause 4.2 having been obtained, on the Closing Date:
4.3.1	GEM must:
(a)	give the Company a Closing Statement;

(b)	subscribe for the Drawdown Shares at the Purchase Price; and

(c)	if the allottee of the Drawdown Shares is a nominee of GEM and is not the Share Lender or an existing member of the Company, provide to the Company a written consent from the allottee:
•	consenting to the issue of the Drawdown Shares to it;

•	consenting to become a member of the Company; and

•	agreeing to be bound by the Constitution on the issue of the Drawdown Shares to it; and
(d)	pay the Company the Drawdown Amount; and
4.3.2	the Company must:
(a)	allot and issue the Drawdown Shares to GEM or its nominee; and

(b)	lodge with ASX the Listing Application (amended as appropriate) in respect of the Drawdown Shares and pay any fees or other costs associated with it.
4.4	The Company must use its best endeavours to obtain a grant of quotation from ASX for the Drawdown Shares within five Business Days after the Closing Date, including complying with any reasonable condition required by ASX as a condition of it granting quotation.

4.5	The Drawdown Amount is an amount equal to the difference between:
4.5.1	the Total Purchase Price calculated under clause 3; and

4.5.2	all monies due and payable by the Company to GEM or GEM Advisors as at the relevant Closing Date under this agreement including monies payable under clause 11 (Fees and costs) and clause 12 (Goods and Services Tax) or otherwise.

GEM Equity Line Facility Agreement
4.6	The obligations of GEM and the Company on the Closing Date are interdependent.
Actions after closing
4.7	On the Business Day after the Closing Date, the Company must lodge with ASX a notice which complies with section 708A(6) of the Corporations Act.

4.8	No later than two Business Days after the Closing Date, the Company must cause its share registry to deliver to GEM or the allottee of the Drawdown Shares:
4.8.1	a holding statement evidencing the allotment and issue of the Drawdown Shares on the Closing Date; and

4.8.2	details of all necessary identification numbers and other information necessary to enable the allottee to deal immediately with the issued Drawdown Shares.
4.9	The Company hereby requests, authorises and directs GEM to withhold from the Drawdown Amount to be paid to the Company pursuant to clause 4.3.1(d) any monies specified in clause 4.5.2 and to pay those monies directly to GEM or GEM Advisors (as the case may be) or its nominee.

5	Representations and warranties
Warranties
5.1	The Company gives to GEM and GEM Advisors the representations and warranties set out in this clause. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation and warranty. Where a representation or warranty is qualified by announcements by the Company or disclosures which the Company has made to GEM and GEM Advisors, it is only qualified by written disclosures given to GEM and GEM Advisors.
Application
5.2	Subject to the disclosures provided to GEM from time to time by the Company in writing and any announcements made by the Company to ASX:
5.2.1	each of the warranties in this clause 5 (other than clauses 5.12 — 5.17) applies as at the date of this agreement, on each Closing Date and on each date between them; and

5.2.2	each of the warranties in clauses 5.12 to 5.17 applies as at the date of this agreement.
Official quotation
5.3	The Company is admitted to the official list of ASX and its Shares are admitted to official quotation on ASX.

5.4	There is no reason that the Shares could be removed or suspended from official quotation on ASX or the Company removed from the official list of ASX.

GEM Equity Line Facility Agreement
Organisation and qualification
5.5	The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of material property or the nature of its Business makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

5.6	No resolution to alter the Constitution having a Material Adverse Effect has been passed or if passed will have a Material Adverse Effect.

5.7	None of the following has occurred in relation to the Company or any of its Subsidiaries:
5.7.1	no resolution for their winding up has been passed and no meeting of members or creditors has been convened for that purpose;

5.7.2	no winding up application has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind them up in insolvency;

5.7.3	no composition or arrangement has been entered into with any of their creditors;

5.7.4	no demand has been received under section 459E of the Corporations Act;

5.7.5	no receiver or other controller (as that expression is defined in the Corporations Act) has been appointed to them or any of their material assets;

5.7.6	none of the entities are externally administered bodies corporate (as that expression is defined in the Corporations Act);

5.7.7	none of the entities are insolvent within the meaning in section 95A of the Corporations Act;

5.7.8	no distress, execution or other similar order or process has been levied on any of their material property or assets;

5.7.9	none of the entities has received from ASIC any notice or warning of possible cancellation of registration of the Company which cannot be rectified within seven Business Days of receipt; and

5.7.10	no event has occurred which would entitle a person to take any proceeding or step the effect of which would result in the appointment of a receiver or receiver and manager, to the entity.
Issue of Shares
5.8	The Drawdown Shares will be capable of quotation by ASX.

5.9	Upon issue of the Drawdown Shares:

GEM Equity Line Facility Agreement
5.9.1	all of the Drawdown Shares will be validly issued and fully paid and free from all Liens; and

5.9.2	the Drawdown Shares will rank equally with all existing Shares on and from the date of issue in respect of all rights issues, bonus share issues and dividends which have a record date for determining entitlements on or after the date of issue of those Drawdown Shares.
5.10	The issue of Shares and any grant of Options under this document is made for the purposes of raising funds for the Permitted Use. The issue of Shares and any grant of Options is not made for a purpose specified in section 707(3)(b)(i) of the Corporations Act.
No conflicts
5.11	The execution, delivery and performance of this agreement will not:
5.11.1	breach the Constitution;

5.11.2	result in a material breach of any material agreement, indenture or instrument to which the Company or any Subsidiary is a party; or

5.11.3	subject to the Company having obtained all necessary Authorisations for each Drawing, result in a material violation of any law, rule, court order, (including the Corporations Act, the Listing Rules or any other Commonwealth or State laws).
Financial statements
5.12	Except as disclosed in the financial statements, the Company’s financial statements as at 30 June 2009 (Balance Date):
5.12.1	have been prepared by the Company in accordance with the Corporations Act, the Accounting Standards and generally accepted accounting principles in Australia;

5.12.2	present a true and fair view of the profit or loss of the Company and its Subsidiaries for the relevant accounting periods to which they relate and the state of affairs of the Company and its Subsidiaries as at the Balance Date;

5.12.3	accurately disclose the assets and liabilities of the Company and its Subsidiaries at the Balance Date;

5.12.4	provide fully for all liabilities of the Company and its Subsidiaries for tax at the Balance Date;

5.12.5	are not affected by any unusual or non-recurring item; and

5.12.6	take account of all gains and losses whether realised or unrealised arising from foreign currency transactions as at the Balance Date.
5.13	Subject to disclosures made by the Company to ASX on or before the date of this agreement, since the Balance Date:

GEM Equity Line Facility Agreement
5.13.1	to the best of the Company’s knowledge and belief, after having made reasonable enquiry, no material change has occurred which would result in a Material Adverse Effect; and

5.13.2	the Company has not declared or paid any dividend, nor has there been any other distribution of property to its members.
5.14	The Company or a Subsidiary is the beneficial owner of each of the material assets included in the Company’s financial statements except to the extent that a material asset of the Company may, in the ordinary course of business of the Company, have changed, been reduced, or disposed of after the Balance Date.

5.15	The Company has not since the Balance Date acquired or disposed of any material assets other than in the ordinary course of business of the Company.

5.16	There is no default under any material mortgage, encumbrance or Lien to which the Company or any of its Subsidiaries is a party or to which any material property or assets of the Company or any of its Subsidiaries are subject and there has not occurred since the Balance Date any event which with the passage of time or giving of notice would constitute a default.

5.17	The Company or its Subsidiaries does not have any material debts or liabilities other than those debts and liabilities disclosed in the Company’s financial statements and debts and liabilities which have been incurred in the ordinary course of the ordinary business of the Company up to the date of this agreement and are neither of an unusual nature or an unusually large amount.

5.18	Particulars of all material bills of exchange, promissory notes and other negotiable or transferable instruments in respect of which the Company has any liability (other than cheques drawn by the Company in the ordinary course of business) have been fully disclosed to GEM.

5.19	Subject to the accounting provisions in the financial statements, the Company reasonably believes that the material trade debts owing at the Balance Date and the date of this agreement are good debts and will produce the full amount of the debts without deduction.

5.20	The rate of depreciation applied in respect of each material depreciable asset of the Company in the Company’s financial statements has been consistently applied over the previous accounting periods of the Company and is adequate to write down the value of each such fixed asset to its realisable value at the end of its effective working life.

5.21	The Company will upon reasonable request of GEM, make available to GEM such information as GEM may reasonably require in order to verify these warranties, provided that the Company is under no obligation to provide GEM with information which is subject to confidentiality restrictions or which would otherwise result in the Company or any of its Subsidiaries breaching an agreement, law or Authorisation.

GEM Equity Line Facility Agreement
Information accurate and complete
5.22	The Company has lodged, as and when required (or as varied by any relief sought), all documents required to be lodged by it with the ASIC and ASX which would be likely to be material to GEM as the grantor of the Equity Line under this agreement (Disclosure Documents).

5.23	The Disclosure Documents are fair and accurate and otherwise comply in all material respects with the requirements of the Corporations Act and the Listing Rules and at the time they were lodged with the ASX or ASIC, contained no untrue statement of a material fact or omitted to state a material fact required to be stated or were, in light of the circumstances under which they were made, not misleading or deceptive.

5.24	As at the date of this agreement, the Company has disclosed all materially price sensitive information required by the Listing Rules and, as at each Drawdown Date and Closing Date, the Company will have disclosed all materially price sensitive information required by the Listing Rules as at those dates.

5.25	The Company has not, by act or omission, made any disclosure to GEM such that if GEM enters into or completes any of the transactions contemplated under this agreement, a breach by any party of Part 7.10 Division 3 (Insider Trading) of the Corporations Act or similar law of this jurisdiction will occur or arise.
CHESS
5.26	The Company is a CHESS participant under the Listing Rules and must for so long as GEM holds Shares operate an electronic issuer sponsored sub-register and an electronic CHESS sub-register.

6	Mutual Representations and Warranties
General
6.1	Each party gives to the other the representations and warranties set out in this clause to the best of its knowledge and belief. Each representation and warranty is a separate representation and warranty and is in no way limited by any other representation or warranty.

6.2	Each of the warranties in this clause 6 applies as at the date of this agreement, on each Closing Date and on each date between them.
Warranties
6.3	The party:
6.3.1	is a body corporate validly existing under the laws of its place of incorporation or establishment; and

6.3.2	has the corporate power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement.

GEM Equity Line Facility Agreement
6.4	This agreement is a valid and binding obligation in accordance with its terms and conditions.

6.5	Neither the execution nor performance by this agreement nor any transaction contemplated under this agreement will violate in any material respect any provision of:
6.5.1	any judgement binding on it;

6.5.2	its constituent documents;

6.5.3	subject to the Company having obtained all necessary Authorisations for each Drawing, any applicable law binding on it; and

6.5.4	any other material document, agreement, authorisation or other arrangement binding upon it.
6.6	Each party’s decision to enter this agreement has been based solely on their respective independent evaluations.
7	Indemnity by the Company

7.1	Subject to clause 7.2, in consideration of GEM’s execution and delivery of this agreement and acquiring the Drawdown Shares under it and in addition to all of the Company’s other obligations under this agreement, the Company must continuously indemnify GEM and GEM Advisors and their respective lawful successors in title and officers, employees and advisers (collectively, the Indemnified Persons) from and against any and all third party actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (Indemnified Liabilities), incurred by any Indemnified Person as a result of, or arising out of, or relating to:
7.1.1	any misrepresentation or breach of any representation or warranty made by or on behalf of the Company in this agreement or any other certificate, instrument or document contemplated by it;

7.1.2	any material breach of any obligation of the Company contained in this agreement or any other certificate, instrument or document contemplated by it; and

7.1.3	any proceeding, investigation, cause of action, suit or claim brought, made or threatened against an Indemnified Person and arising out of or resulting from the execution, delivery, performance or enforcement of this agreement or any other certificate, instrument or document contemplated by any of them.

GEM Equity Line Facility Agreement
7.2	The indemnity in clause 7.1 does not extend to and will not be deemed to be an indemnity for an Indemnified Person against:
7.2.1	Indemnified Liabilities arising out of or as a result of the wilful default, misconduct, dishonesty, fraud or gross negligence of the Indemnified Person;

7.2.2	any penalty or fine which the Indemnified Person is required to pay for any contravention of the Corporations Act or any other law;

7.2.3	any announcement, advertisement or publicity made or distributed by the Indemnified Person in relation to this agreement or the transactions contemplated by this agreement if the content of the announcement, advertisement or publicity was not first approved by the Company; and

7.2.4	any obligation of GEM or GEM Advisors to subscribe for Shares under this agreement.
7.3	If an Indemnified Person becomes aware that any act, matter or thing may give rise to any Indemnified Liabilities against it in relation to which the Company would be required to indemnify it under clause 7.1, GEM must notify the Company of the act, matter or thing and give details as far as practicable.

7.4	Notice given by GEM pursuant to clause 7.3 by any Indemnified Person will operate as notice given on behalf of all Indemnified Persons.

7.5	Subject to clause 7.7, the Company will be entitled to defend or institute such legal or other proceedings as it sees fit in respect of any Indemnified Liabilities in the name of any or all Indemnified Persons and conduct the same under the sole management and control of the Company (the Relevant Proceedings) provided that the Company must:
7.5.1	pay the costs and expenses of the Relevant Proceedings;

7.5.2	indemnify and keep indemnified each Indemnified Person against all Indemnified Liabilities incurred by an Indemnified Person as a result of, or arising out of or in relation to any Relevant Proceedings; and

7.5.3	pay the Indemnified Liabilities contemplated in clause 7.5.2 to the relevant Indemnified Person immediately on demand.
7.6	Subject to clause 7.7, GEM must, and where the relevant Indemnified Person is not GEM, GEM must procure the relevant Indemnified Person to, at the expense of the Company on a full indemnity basis to:
7.6.1	take such reasonable action as the Company requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Liabilities;

7.6.2	not admit any liability for or settle any Indemnified Liabilities without the prior written consent of the Company; and

GEM Equity Line Facility Agreement
7.6.3	promptly render all reasonable assistance and co-operation to the Company in the conduct of any legal or other proceedings.
7.7	Clauses 7.5 and 7.6 will only operate if the Company acknowledges, subject to clauses 7.1 and 7.2, to indemnify the Indemnified Person under clause 7.1.

8	Indemnity by GEM

8.1	Subject to clause 8.2, in consideration of the Company’s execution and delivery of this agreement and in addition to all of GEM’s other obligations under this agreement, GEM must continuously indemnify the Company, its lawful successors in title and its officers and employees (collectively, in this clause the Indemnified Persons) from and against any and all third party actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (Indemnified Liabilities), incurred by any Indemnified Person as a result of, or arising out of, or relating to:
8.1.1	any misrepresentation or breach of any representation or warranty made by GEM in this agreement or any other certificate, instrument or document contemplated by it;

8.1.2	any material breach of any obligation of GEM contained in this agreement or any other certificate, instrument or document contemplated by it; and

8.1.3	any proceeding, investigation, cause of action, suit or claim brought, made or threatened against such Indemnified Person and arising out of or resulting from the execution, delivery, performance or enforcement of this agreement or any other certificate, instrument or document contemplated by any of them.
8.2	The indemnity in clause 8.1 does not extend to and will not be deemed to be an indemnity for an Indemnified Person against:
8.2.1	Indemnified Liabilities arising out of or as a result of the wilful default, misconduct, dishonesty, fraud or gross negligence of an Indemnified Person;

8.2.2	any penalty or fine which the Indemnified Person is required to pay for any contravention of the Corporations Act or any other law; or

8.2.3	any announcement, advertisement or publicity made or distributed by the Indemnified Person in relation to this agreement or the transactions contemplated by this agreement if the content of the announcement, advertisement or publicity was not first approved by GEM.
8.3	If an Indemnified Person becomes aware that any act, matter or thing may give rise to any Indemnified Liabilities against it in relation to which GEM would be required to indemnify it under clause 8.1, the Company must notify GEM of the act, matter or thing and give details as far as practicable.

GEM Equity Line Facility Agreement
8.4	Notice given by the Company pursuant to clause 8.3 will operate as notice given on behalf of all Indemnified Persons.

8.5	Subject to clause 8.7, GEM will be entitled to defend or institute such legal or other proceedings as it sees fit in respect of any Indemnified Liabilities in the name of any or all Indemnified Persons and conduct the same under the sole management and control of GEM (the Relevant Proceedings) provided that GEM must:
8.5.1	Pay the costs and expenses of the Relevant Proceedings;

8.5.2	indemnify and keep indemnified each Indemnified Person against all Indemnified Liabilities incurred by an Indemnified Person as a result of, or arising out of or in relation to any Relevant Proceedings; and

8.5.3	pay the Indemnified Liabilities contemplated in clause 8.5.2 to the relevant Indemnified Person immediately on demand.
8.6	Subject to clause 8.7, the Company must, and where the relevant Indemnified Person is not the Company, the Company must procure the relevant Indemnified Person to, at the expense of GEM on a full indemnity basis to:
8.6.1	take such reasonable action as GEM requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Liabilities;

8.6.2	not admit any liability for or settle any Indemnified Liabilities without the prior written consent of GEM; and

8.6.3	promptly render all reasonable assistance and co-operation to GEM in the conduct of any legal or other proceedings.
8.7	Clauses 8.5 and 8.6 will only operate if GEM acknowledges, subject to clauses 8.1 and 8.2, to indemnify the Indemnified Person under clause 8.1.

9	Other agreements of the Parties
Listing
9.1	Neither the Company nor any of its Subsidiaries will take any action which GEM would reasonably expect to result in the removal of the Company from the official list of ASX or suspension of quotation of the Drawdown Shares on ASX except where such action is required by law or by the Listing Rules or in order for the officers of the Company to act in accordance with their duties.
Disclosure of transactions and other material information
9.2	Subject to this clause, the Company must disclose this transaction on the date of this agreement.

9.3	Prior to its release, the Company must consult with GEM in connection with any press release or other public disclosure relating to this transaction, the giving of any Drawdown Notice or the issue of any Drawdown Shares. However, the Company will

GEM Equity Line Facility Agreement
be entitled to make any press release or other public disclosure relating to this transaction, the giving of any Drawdown Notice or the issue of any Drawdown Shares which is required by any applicable law and regulations (including the Listing Rules).
9.4	Except as contemplated under this agreement, the Company must not disclose to GEM any inside information to which section 1043A of the Corporations Act would apply (Inside Information).

9.5	If the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents breach clause 9.4, in addition to any other remedy, GEM may make a public disclosure, in the form of a press release, public advertisement or otherwise, of any Inside Information.

9.6	GEM will not have any liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, shareholders or agents for any loss or damage suffered due to any such disclosure under clause 9.5 unless such disclosure is known to GEM to be misleading or deceptive.

9.7	Subject to this clause 9, the Company must give GEM prior and reasonable opportunity to comment on any submission made to ASX in relation to, and including the form of any notice and explanatory memorandum convening any meeting of its members to approve, the issue of the Drawdown Shares for the purposes of the Listing Rules.

9.8	For the avoidance of doubt, the provisions in clause 9.2 to 9.7 apply for so long as the Company is entitled to make Drawings under this agreement, and in any event cease to operate at the end of the Commitment Period.

9.9	The Company must ensure that the exemption in section 708A(5) applies to any issue of Shares under this agreement.
Negative covenants
9.10	The Company must use reasonable endeavours to ensure that none of the following occurs except where required by law or by the Listing Rules without the prior written approval of GEM, such approval not to be unreasonably withheld:
9.10.1	a reorganisation, reclassification, reconstruction, consolidation or subdivision of the capital of the Company or the creation of any different class of securities in the capital of the Company other than employee options approved by the Company in general meeting or issued pursuant to any employee or executive share option plan of the Company;

9.10.2	any buyback, redemption, reduction or cancellation of shares or share capital;

9.10.3	any decision that will, or is likely to cause a Material Adverse Effect on the Company or its Business.

GEM Equity Line Facility Agreement
Holding and trading Shares
9.11	GEM acknowledges and agrees that during the term of this agreement it must not sell any Shares that it is not the registered holder of, other than Shares:
9.11.1	it is entitled or required to subscribe for under a Draw Down Notice or Option; or

9.11.2	it is entitled to take a transfer of in accordance with a Share Lending Agreement.
Maximum holding
9.12	GEM acknowledges and agrees that during the term of this agreement it must not hold more than that number of Shares which is 19.9% of the total issued Shares of the Company.
10	Options
10.1	In consideration of GEM entering into this document, the Company must, on the Closing Date of each Drawdown under this document:
10.1.1	grant to GEM or its nominee that number of Options which is equal to 20% of the number of Drawdown Shares issued under that Drawdown; and

10.1.2	deliver to GEM or its nominee Option Certificates evidencing the grant of those Options.
11	Fees and costs
Commitment Fee
11.1	Subject to and conditional upon the members of the Company in general meeting on or before the Approval Date approving the Company entering into this Agreement and subject to clause 13.4, the Company must pay GEM Advisors a commitment fee of $303,000 (Commitment Fee) in accordance with this clause.
Scrip payment
11.2	If the Shareholder Approval is obtained by the Approval Date, the Company may satisfy its obligation to pay the Commitment Fee by issuing to GEM or its nominee on the first Closing Date which occurs after the date of the Shareholder Approval, the number of Shares calculated under the following formula:

Shares to be issued for the Commitment Fee = $303,000 ÷ Initial Purchase Price

Where:

Initial Purchase Price means the Purchase Price per Share that was issued under the First Drawdown under this Agreement.

GEM Equity Line Facility Agreement
Establishment Fee
11.3	In consideration for GEM and GEM Advisors entering into this agreement, the Company must pay GEM Advisors an Establishment Fee of $200,000 in full without set off, counterclaim or deduction on the Business Day immediately after the Approval Date by bank cheque or other form of immediately available funds.

11.4	If Shareholder Approval is obtained by the Approval Date, GEM Advisors waives its right to be paid the Establishment Fee and releases the Company from its obligation to pay the Establishment Fee.
General costs and expenses
11.5	The Company must pay the legal fees and expenses of GEM on a full indemnity basis incurred in relation to the preparation, and negotiation of this agreement up to a maximum of US$20,000 (inclusive of GST).
Statutory charges and duties etc
11.6	The Company indemnifies GEM and GEM Advisors and agrees to keep them indemnified against any stamp duty, debits and other taxes (including fines, penalties and interest provided they are not incurred as a consequence of the action or inaction of GEM or GEM Advisors or any of their respective officers, employees or agents) that may be payable on the issue of the Drawdown Shares in accordance with the terms of this agreement, or on the execution and delivery of this agreement, which are or may be required to be paid under the laws of any Australian jurisdiction.
12	Goods and services tax
Recovery of GST on supplies and adjustments under this agreement
12.1	All consideration provided under this agreement is exclusive of GST, unless it is expressed to be GST-inclusive.

12.2	Where a party (Supplier) makes a taxable supply to another party (Recipient) under or in connection with this agreement, the Recipient must pay to the Supplier an additional amount equal to the GST payable on the supply (unless the consideration for that taxable supply is expressed to include GST). The additional amount must be paid by the Recipient at the later of the following:
12.2.1	The date when any consideration for the taxable supply is first paid or provided.

12.2.2	The date when the Supplier issues a tax invoice to the Recipient.
12.3	If, under or in connection with this agreement, the Supplier has an adjustment for a supply under the GST law which varies the amount of GST payable by the Supplier, the Supplier will adjust the amount payable by the Recipient to take account of the varied GST amount. The Supplier must issue an adjustment note to the Recipient within 28 days of becoming aware of the adjustment.

GEM Equity Line Facility Agreement
Other GST matters
12.4	If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified is reduced by the amount of GST for which there is an entitlement to claim an input tax credit on an acquisition associated with the reimbursement or indemnity. The reduction is to be made before any increase under clause 12.2. An entity is assumed to be entitled to a full input tax credit on an acquisition associated with the reimbursement or indemnity unless it demonstrates otherwise before the date the reimbursement or indemnity is made.

12.5	Any reference in this agreement to cost, expense, liability or similar amount (Expense) is a reference to that Expense exclusive of GST (unless that Expense is expressed to be GST-inclusive).

12.6	This clause will not merge on completion and will survive the termination of this agreement by any party.

12.7	Terms used in this clause that are not otherwise defined in this agreement have the meanings given to them in the GST Act.

13	Term and termination
Term
13.1	Subject to clause 13.3, this agreement ends at the end of the Commitment Period unless otherwise agreed.
Events of default
13.2	An Event of Default occurs if any of the following events occur:
13.2.1	the Company defaults in duly performing or observing any of the undertakings or agreements on its part contained in this agreement and such default, if capable of remedy, remains unremedied for a period of 30 days after notice from GEM requiring such default to be remedied;

13.2.2	any of the representations or warranties herein contained is found to have been false or misleading in any material respect when made or become false or misleading in any material respect;

13.2.3	a material judgment is entered against the Company or any Subsidiary of the Company;

13.2.4	any event occurs which has a Material Adverse Effect;

13.2.5	a petition is lodged or an order is made or a resolution is passed for the winding up of the Company or any Subsidiary of the Company or any meeting is convened for the purposes of considering the said resolutions;

13.2.6	a receiver or receiver and manager of any material undertaking or property of the Company or any Subsidiary of the Company or any part thereof is appointed;

GEM Equity Line Facility Agreement
13.2.7	an administrator or controller is appointed to the Company or any Subsidiary of the Company;

13.2.8	the Company or any Subsidiary of the Company suspends payment of its debts or if the Company seeks or is required to seek the approval of its shareholders for a disposal of its main undertaking or a major asset under chapter 11 of the Listing Rules;

13.2.9	the Company or any Subsidiary being or becoming unable to pay its debts when they are due or being unable to pay its debts within the meaning of the Corporations Act;

13.2.10	ASIC, ASX, any Governmental Authority or any person appointed under legislation exercises formal powers to conduct an investigation into matters concerning all or any part of the affairs of the Company or any Subsidiary of the Company (other than as part of an industry or sector or in the ordinary course of the authority’s activities);

13.2.11	a step is taken under sections 601AA, 601AB or 601AC of the Corporations Act to cancel the registration of the Company or one of its Subsidiaries;

13.2.12	a compromise or arrangement is proposed between the Company or any Subsidiary of the Company and its creditors or any class of them;

13.2.13	any Authorisation which is:
(a)	necessary for the execution, delivery or performance by the Company or any Subsidiary of the Company, or the validity or enforceability, of any transaction contemplated under this agreement; or

(b)	material to the conduct by the Company or any Subsidiary of the Company of its business, is not obtained or maintained on terms reasonably acceptable to GEM or is revoked; or

13.2.14	all or a material part of the assets of the Company or any Subsidiary of the Company are compulsorily acquired by a Governmental Authority or a Governmental Authority orders the sale or divestiture of those assets or a Governmental Authority takes a step for the purpose of doing so or proposes to do so.
Consequences of an Event of Default
13.3	If an Event of Default occurs, at any time thereafter, GEM may by giving written notice to the Company cancel the Equity Line facility and terminate this agreement.

13.4	If GEM terminates this agreement under clause 13.3, the following amounts become immediately payable by the Company:

GEM Equity Line Facility Agreement
13.4.1	The Establishment Fee if it is unpaid or to the extent that it is unpaid as at the date of termination;

13.4.2	Any other amounts payable by the Company under this agreement which are unpaid as at the date of termination.
Effect of termination
13.5	On termination of this agreement for any reason, subject to clause 13.6, all future obligations of the Company and GEM to each other end.

13.6	Notwithstanding clause 13.5:
13.6.1	all provisions which by their nature survive the termination of this agreement, including clause 13.4, remain in full force and effect;

13.6.2	any other agreement between the Company, GEM or GEM Advisors, and any other third party remains in full force and effect according to the tenor of that agreement;

13.6.3	all accrued and outstanding obligations of the parties as at the date of termination remain despite termination;

13.6.4	if this agreement is terminated by GEM for an Event of Default before a Closing Date, GEM has no obligation to subscribe for Shares. If this agreement is terminated for any other reason, any outstanding obligation of GEM to subscribe for Shares arising under a valid Drawdown Notice survives and continues after termination; and

13.6.5	if this agreement is terminated at any time, any obligation the Company may have to issue Shares to GEM or its nominee or to apply for or to obtain the grant of quotation of those Shares in accordance with this agreement survives and continues after termination.
14	Notices
Service of notices
14.1	Notwithstanding anything else in this agreement and this clause 14:
14.1.1	any notice which the Company is required to give in accordance with clause 2, 3 or 4; and

14.1.2	any notice or statement which GEM is required to give under any of clause 2, 3 or 4, must given by facsimile in accordance with this clause 14.

14.2	A party giving or serving notice or notifying under this agreement must do so in writing:

GEM Equity Line Facility Agreement
14.2.1	directed to the recipient’s address specified in this clause, as varied by any notice; and

14.2.2	hand delivered or sent by prepaid post or facsimile to that address.
14.3	The parties’ addresses and facsimile numbers are:

GEM and GEM Advisors

Attention	Mr Clive Needham	Mr Christopher Brown

Address:	GEM Global Yield Fund Ltd	c/- GEM Advisors Inc
	C/- CM Group	27th Floor
	Commerce House	590 Madison Avenue
	1 Bowring Road	New York, NY 10022
	Ramsey, Isle of Man, IM8, 2JQ	United States of America

Facsimile no:	+44 (0)1624 816645	(1) 212 265 4035
with a copy to:

Attention	Mr Eugene Fung

Address:	DLA Phillips Fox
Lawyers
Level 28, Waterfront Place
1 Eagle Street, Brisbane
Queensland, Australia, 4000

Facsimile No:	+61 7 3229 4077
The Company

Attention:	Chief Executive Officer

Address:	Unit 4, 848 Boundary Road, Richlands, Queensland, Australia

Facsimile no:	+61 7 3217 0811
Receipt
14.4	A notice given in accordance with this clause is taken to be received:
14.4.1	If hand delivered, on delivery;

14.4.2	If send by prepaid post, five Business Days (or, in the case of a notice or communication posted to another country, nine) after the date of posting; or

14.4.3	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within one Business Day after the transmission, the recipient informs the sender that it has not received the entire notice.
Execution
14.5	A notice given in accordance with this clause is sufficiently signed for or on behalf of a party if:

GEM Equity Line Facility Agreement
14.5.1	in the case of a company, it is signed by a director, secretary or other officer of the company; or

14.5.2	in the case of an individual, it is signed by that party.
Other modes of service permitted
14.6	The provisions of this clause are in addition to any other mode of service permitted by law.
Interpretation
14.7	In this clause, notice includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under this agreement.

15	General
Approvals and consent
15.1	Except when the contrary is stated in this agreement, a GEM may give or withhold any approval or consent to be given under this agreement in its absolute discretion and subject to those conditions determined by it. GEM is not obliged to give its reasons for giving or withholding any approval or consent or for giving any approval or consent subject to conditions.
Assignment
15.2	GEM and GEM Advisors are entitled to assign all or part of the benefit of this Agreement (including any right, actual, prospective or contingent, to be issued Shares, Options or other securities of the Company) to any person without the consent of the Company.

15.3	The Company must not assign or transfer any of the rights to which it is entitled or the obligations by which it is burdened under this agreement without the written consent of GEM and GEM Advisors.
Entire agreement
15.4	This agreement contains everything the parties have agreed on in relation to the matters those documents deal with. No party can rely on an earlier document or anything said or done by another party, or by a director, officer, agent or employee of that party, before this agreement was executed, save as permitted by law.
Execution of separate documents
15.5	This agreement is properly executed if each party executes either this agreement or an identical document. In the latter case, this agreement takes effect when the separately executed documents are exchanged between the parties.

15.6	Notwithstanding anything else in this agreement a party can enter into this agreement by signing a facsimile copy of it and sending the signed page by facsimile to the other party or its solicitor.

GEM Equity Line Facility Agreement
15.7	This agreement is deemed to have been entered into by all parties at the time the last of the parties has entered into it.
Further acts
15.8	Each party must promptly execute all documents and do all things that another party from time to time reasonably requests to effect, perfect or complete this agreement and all transactions incidental to it.
Governing law and jurisdiction
15.9	This agreement is governed by the law applicable in Queensland, Australia. Each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of that State.
Rights cumulative
15.10	Except when the contrary is stated in this agreement, the rights of a party under this agreement are cumulative and are in addition to the other rights of that party.
Severability
15.11	If a clause or part of a clause of this agreement can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this agreement, but the rest of this agreement is not affected.
Stamp duty
15.12	The Company must promptly pay all stamp duty payable in connection with this agreement and any document incidental to it.
Variation
15.13	This agreement may only be varied by the written agreement of the parties.
Waiver
15.14	The fact that a party fails to do, or delays in doing, something the party is entitled to do under this agreement, does not amount to a waiver of any obligation of, or breach of obligation by, another party. A waiver by a party is only effective if it is in writing. A written waiver by a party is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.
Calculation of time periods
15.15	Where this agreement expresses:
15.15.1	a period of time in which an action is to be performed or an event is to occur;

GEM Equity Line Facility Agreement
15.15.2	a period of time calculated by reference to whether parties taken have received notice from another party, then irrespective of whether:
(a)	the relevant action is to be performed by the Company or the relevant event or receipt of notice is to occur in Australia; or

(b)	the relevant action is to be performed by GEM or GEM Advisors or the relevant event or receipt of notice is to occur outside Australia, the period of time will be calculated solely by reference to Sydney time.
16	Definitions and interpretation
Interpretation
16.1	The following terms used in this agreement will bear the following meanings, unless the context otherwise requires:

Words and expressions used but not expressly defined in this agreement, which are also used in the Corporations Act or the Listing Rules, have the same meanings given to those words or expressions in the Corporations Act or the Listing Rules.

Accounting Standards means:
(a)	accounting standards as defined in section 9 of the Corporations Act;

(b)	the requirements of the Corporations Act for the preparation and content of financial statements; and

(c)	generally accepted principles and practices consistently applied in Australia, including any domestically accepted international accounting standards, except principles and practices that are inconsistent with (a) or (b).
Approval Date means the date which is 10 weeks from the date of this document.
ASIC means the Australian Securities & Investments Commission or any successor body.
ASX means ASX Limited ACN 008 624 691.
Authorisation includes:
(a)	any consent, authorisation, registration, filing, agreement, notarisation, certificate, permission, licence, approval or exemption from, by or with a Governmental Authority;

(b)	in relation to anything which is prohibited or restricted by law if a Governmental Authority takes certain action within a specified period, the

GEM Equity Line Facility Agreement
expiry of that period without the Governmental Authority taking that action; and
(c)	all approvals, permissions or consents required under any applicable laws (including the Corporations Act and the Foreign Acquisitions and Takeovers Act) or the Listing Rules.
Available Commitment means the Total Commitment less the aggregate Total Purchase Price already paid or payable by GEM under this agreement.
Business in respect of the Company and its Subsidiaries, the businesses they each carry on at the date of this agreement.
Business Day means a day on which banks are open for general banking business in Sydney, New South Wales, excluding Saturdays and Sundays.
CHESS means Clearing House Subregister System.
Closing Date means, in relation to each Drawdown, the day determined in accordance with clause 4.1.
Closing Statement means the statement to be given by GEM to the Company on the Closing Date in accordance with clause 4.3 in the form of Schedule 5.
Commitment Fee means the fee payable by the Company to GEM Advisors in accordance with clause 11.
Commitment Period means the period starting on the date of this agreement and ending on the date 3 years from that date.
Confirmation Statement means a statement given by GEM to the Company in accordance with clauses 2.14 to 2.16.
Constitution means the constitution of the Company (as amended from time to time).
Controlled Entities in relation to the Company means each entity which the Company controls as that expression is defined in section 50AA of the Corporations Act.
Corporations Act means the Corporations Act 2001 (Cth).
Disclosing Party means the Company, or any of its related bodies corporate, when they are the party giving information.
Disclosure Documents has the meaning given in clause 5.22.
Drawdown Amount means the amount payable by GEM on the Closing Date as calculated under clause 4.5.
Drawdown Date means the date on which GEM receives from the Company a Drawdown Notice.

GEM Equity Line Facility Agreement
Drawdown Documents means each of the documents which must be given to GEM under clause 2.4.
Drawdown Notice means a notice given in accordance with clause 2 and substantially in the form set out in Schedule 1, with the necessary changes for each type of Drawdown.
Drawdown Shares has the meaning given in clause 3.
Drawing means an exercise by the Company of its entitlement under this agreement to require GEM to subscribe for (or to cause another person to subscribe for) Shares on the terms and conditions of this agreement and ‘Drawdown’ has an equivalent meaning.
Drawing Limit means the limit set in accordance with clause 2.6.
Equity Line means the facility granted under this agreement and also includes any relevant agreement (as that expression is defined in the Corporations Act) under which the Company, at its discretion, may require any financial investor to subscribe for Shares in a structured way over time in a manner similar to this agreement but does not include one-off equity placements.
Establishment Fee has the meaning given in clause 11.3.
Event of Default means an event of default described in clause 13.
First Drawdown means the first Drawing made under this agreement.
Governmental Authority includes any governmental, semi-governmental, municipal or statutory authority, instrumentality, organisation, body or delegate (including without limitation any town planning or development authority, public utility, environmental, building, health, safety or other body or authority) having jurisdiction, authority or power over or in respect of the Company or the Business carried on by the Company and its Subsidiaries as at the date of this agreement.
GST has the meaning given to that term in the GST Act.
GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth).
Liability means any liability whether present, unascertained, actual, contingent or prospective.
Lien with respect to any asset, means any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or there from save for such matters in the ordinary course of business.
Listing Application means the form of new issue announcement, application to ASX for quotation of additional securities and agreement which is required by the Listing Rules to be lodged with ASX as a condition of the grant of quotation of newly issued unquoted securities of the Company from time to time. The current form as at the

GEM Equity Line Facility Agreement
date of this agreement is the form in Appendix 3B of the Listing Rules, a copy of which is attached to Schedule 3.
Listing Rules means the Listing Rules of the ASX from time to time in force.
Market Rules means the ASX Market Rules from time to time in force.
Material Adverse Effect means any effect on the business, operations, properties, financial condition or prospects of the Company and its Subsidiaries, that is material and adverse to the Company and its Subsidiaries, taken as a whole, and/or any condition, circumstances or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this agreement in any material respect.
Option Certificate means a certificate evidencing the grant by the Company to GEM or its nominee of Options in a form which is the same as or substantially similar to the form set out in Schedule 6.
Option means an option to subscribe for unissued Shares on the terms and conditions set out in Schedule 6.
Permitted Use means working capital.
Person means an individual or a corporation, a general or limited partnership, a trust, an incorporated or unincorporated association, a joint venture, a limited liability company, a limited liability partnership, a joint stock company, a government (or an agency or political subdivision) or any other entity of any kind.
Potential Event of Default means any event, thing or circumstance which with the giving of notice or passage of time or both would become an Event of Default.
Pricing Period means the period starting on and from the Trading Day immediately after a Drawdown Date and ending at 5.00 pm on the Trading Day which is:
(a)	in respect of the First Drawdown under this agreement, 10 consecutive Trading Days after the Drawdown Date; or

(b)	in respect of any other Drawdown under this agreement, 15 consecutive Trading Days after the Drawdown Date.
Proposed Drawdown Shares means the number of shares specified by the Company in its Drawdown Notice as the number of Drawdown Shares to be subscribed for by GEM or its nominee.
Purchase Price means the subscription price per Share determined in accordance with clause 3.3.
Shares means fully paid ordinary shares in the capital of the Company.
Shareholder Approval means the approval of the members of the Company in general meeting for the Company entering into this Agreement and granting Options in accordance with this Agreement.

GEM Equity Line Facility Agreement
Share Lender means the share lender under the Share Lending Agreement.
Share Lending Agreement means the share lending agreement substantially in the form set out in Schedule 4.
Subsidiary or Subsidiaries means a Person or Persons whose accounts are consolidated with the accounts of the Company.
Threshold Price means:
(a)	for the First Drawdown or a Type 1 Drawdown, 90% of the volume weighted average price of Shares traded on ASX over:
(i)	in respect of the First Drawdown under this agreement, 10 consecutive Trading Days ending on the date immediately prior to a Drawdown Date; or

(ii)	in respect of any other Drawdown under this agreement, 15 consecutive Trading Days ending on the date immediately prior to a Drawdown Date; and
(b)	for a Type 2 Drawdown, no less than:
(i)	$0.01 per share;

(ii)	any other price per Share that GEM and the Company agree in writing, subject to the discretion of the Company to nominate a price per Share in respect of any Drawdown higher than that calculated in accordance with paragraph (a) or (b) of this definition, provided always that the Company is not able to so nominate during a Pricing Period
Total Commitment means A$20,200,000 or such other amount agreed to by all the parties in writing.
Total Purchase Price means in relation to a Drawdown Amount the total purchase price calculated under clause 3.
Trading Day has the meaning given to that expression in the Market Rules from time to time.
Trading Volume has the meaning given in clause 2.6.
Type 1 Drawdown means a Drawdown which is specified in a Drawdown Notice as a Type 1 Drawdown and which complies with this Agreement.
Type 2 Drawdown means a Drawdown which is specified in a Drawdown Notice as a Type 2 Drawdown and which complies with this Agreement.

GEM Equity Line Facility Agreement
Interpretation
16.2	In this agreement, unless the context otherwise requires:
16.2.1	The headings in this agreement are for convenience only, and shall be ignored in construing its terms;

16.2.2	the singular includes the plural and vice versa;

16.2.3	words importing a gender include the other genders;

16.2.4	other grammatical forms of defined words or phrases have corresponding meanings;

16.2.5	a reference to a clause, part of a clause, schedule or annexure is a reference to that clause or part of a clause of or schedule or annexure to this agreement;

16.2.6	a reference to this ‘agreement’ includes its recitals, schedules and any annexures as it may from time to time be amended and except to the extent that the context clearly otherwise indicates includes all supplemental or collateral deeds whether or not they are expressly incorporated in such reference;

16.2.7	legislation referred to in this agreement is as amended, re-enacted or replaced from time to time;

16.2.8	a reference to a party is a reference to a party to this agreement;

16.2.9	a reference to a party to this agreement includes that party’s successors and permitted assigns;

16.2.10	a reference to a document or agreement, including this agreement, includes a reference to that document or agreement as novated, altered or replaced from time to time and, in the case of this agreement, to any supplemental or collateral document to this agreement;

16.2.11	a reference to ‘cents’ ‘dollar’ or ‘$‘, is a reference to the currency of Australia;

16.2.12	use of a term denoting subject matter which comprises more than one part or aspect includes a reference to each or any part or aspect of the subject matter;

16.2.13	a term of this agreement which has the effect of requiring anything to be done on or by a date which is not a business day must be interpreted as if it required it to be done on or by the next business day;

16.2.14	a reference to a group of Persons is a reference to all of them collectively, to any two or more of them collectively and to each of them individually; and

16.2.15	a reference to any time means Sydney time, unless otherwise indicated.

GEM Equity Line Facility Agreement
Execution
Executed as an agreement
Date:
Executed by Metal Storm Limited ACN 064 270 006 in accordance with section 127(1) of the Corporations Act 2001 by being signed by:

/s/ Dr. Lee J Finniear	/s/ Mr. Terry O’Dwyer

Signature of Director	Signature of Chairman

Dr. Lee J. Finniear	Mr Terry O’ Dwyer

Print full name	Print full name

*	Delete whichever is not applicable
Executed by GEM Global Yield Fund Ltd by being signed by:

/s/ L. Walker	/s/ Clive Needham

Signature of witness	Signature of authorised person

L. Walker	Clive Needham

Name of witness (print)	Name of authorised person (print)

Executed by GEM Investment Advisors, Inc by being signed by:

/s/ Warren Baker	/s/ Chris Brown

Signature of witness	Signature of authorised person

Warren Baker	Chris Brown

Name of witness (print)	Name of authorised person (print)

GEM Equity Line Facility Agreement
Schedule 1
Drawdown notice

To:	GEM Investment Advisors, Inc Attention: Mr Christopher Brown
Under the GEM Equity Line Facility Agreement dated [     ] (Facility Agreement):
1.	We give you irrevocable notice that we require you to subscribe for [ ] Shares (Proposed Drawdown Shares) on [ ] (Closing Date). This is a Type 1/Type 2 Drawdown Notice

2.	The Available Commitment as at [ ] is:

3.	Type 2 Drawdown only — Number of Trading Days to determine Trading Volume

[see clause2.10]

4.	The Trading Volume before the Drawdown Date was:

5.	Type 2 Drawdown only — the number of Proposed Drawdown Shares does not exceed 700% of the Trading Volume.

6.	*No Authorisations are required under the Facility Agreement to be obtained by the Company for the allotment and issue of shares to GEM or the Share Lender

or

*All Authorisations (including approval under Listing Rules 7.1 and 10.11) required to be obtained by the Company for the allotment and issue of shares to GEM or the Share Lender have been obtained. Details of the Authorisations obtained and the dates obtained follow:

*Delete whichever is inapplicable

7.	Type 2 Drawdown only — the closing trade price of a share on the Trading Day immediately preceding the Drawdown Date was: [ ]

8.	The Threshold Price is $[ ].

9.	For Type 1 Drawdowns:
(a)	the number of Proposed Drawdown Shares is [insert]

GEM Equity Line Facility Agreement
[Note — it must not exceed the number calculated as follows:

Maximum Proposed Drawdown Shares = $400,000 ÷ Benchmark Price

Where

Benchmark Price is the volume weighted average price of Shares traded on ASX over the 15 Trading Days ending on the date immediately prior to the Drawdown Date.]

(b)	the Maximum Proposed Drawdown Shares in accordance with clause 2.6.2 of the Facility Agreement was calculated as follows;

[insert]
10.	We attach the following Drawdown documents:
(a)	Certified extracts of directors’ resolutions

(b)	Draft Listing Application

(c)	[evidence of shareholder approvals and compliance with requirements]
11.	We request that the proceeds of the Drawdown Amount be remitted to account number [ ] at

[ ].

12.	We represent and warrant that subject to the disclosures contained in the annexure to this Drawdown Notice:
(a)	All materially price sensitive information regarding the Company and its Subsidiaries required to be disclosed under the Listing Rules has been disclosed to ASX;

(b)	the representations and warranties in the Facility Agreement (other than those set out in clauses 5.12 to 5.17 are true as though they had been made at the date of this Drawdown Notice and will be as at the Closing Date specified above in respect of the facts and circumstances then subsisting; and

(c)	no Event of Default or Potential Event of Default is subsisting or will result from the provision of the Drawing.
13.	Expressions defined in the Facility Agreement have the same meaning in this Drawdown Notice.

Dated this	day of	20

GEM Equity Line Facility Agreement
Executed by Metal Storm Limited ACN 064 270 006 in accordance with section 127(1) of the Corporations Act 2001 by being signed by:

Signature of Director	Signature of *Director/*Company Secretary

Print full name	Print full name

*	Delete whichever is not applicable

GEM Equity Line Facility Agreement
Schedule 2
Form of Resolution of Directors (clause 2.4.2)
The directors noted that the Company had entered into an Equity Line Facility Agreement (the Facility Agreement) with GEM Global Yield Fund Ltd and GEM Investment Advisors, Inc dated [          ].
Resolutions
It was resolved as separate resolutions that:
•	the Company give GEM a Drawdown Notice for [ ] Shares;

•	the tabled draft Listing Application be and is hereby approved noting that the final number of Shares for which quotation is sought may change once the final number of Drawdown Shares is known;

•	the Company pay GEM Advisors [insert commitment fee] on the Closing Date, by the issue of [insert shares] [Note — required only for first Drawdown after shareholder approval];

•	it was the opinion of the directors that the drawdown and the transactions required as conditions of the drawdown:
•	are in the best interests of the Company as a whole; and

•	do not materially prejudice:
•	the interests of the Company or its shareholders as a whole; or

•	the Company’s ability to pay its creditors.
Expressions defined in the Facility Agreement have the same meaning in this Schedule 2

GEM Equity Line Facility Agreement
Schedule 3
New issue announcement, Application for quotation of additional securities and agreement (Appendix 3B of the Listing Rules) (clause 2.4.3)
See attached

GEM Equity Line Facility Agreement
Schedule 4
Share Lending Agreement
See attached

GEM Equity Line Facility Agreement
Schedule 5
Form of closing statement (clause 4.3.1(a))

To:	The Secretary Metal Storm Limited ACN 064 270 006
Closing Statement — Drawdown dated [          ]
In accordance with the GEM Equity Line Facility Agreement, in relation to the Type 2 Drawdown made on [insert date], GEM or its nominee subscribes for the Drawdown Shares set out below at the price per Drawdown Share calculated below:
Calculation of Purchase Price

Closing trade price (disregarding the
Trading Days during Pricing Period	closing trade price below the Threshold Price)
[insert date of Day 1]
[insert date of Day 2]
[etc]

[insert date of Day 15]
Average closing trade price

GEM Equity Line Facility Agreement
Purchase Price per Drawdown Share (90% x average closing trade price)

Calculation of number of Drawdown Shares to be subscribed
Number of Knockout Days (X)

Clause 3.5 adjustment

Proposed Drawdown Shares

Number of Drawdown Shares — Proposed Drawdown Shares adjusted in accordance with Clause 3

Total Purchase Price (Purchase Price x number of Drawdown Shares to be subscribed)

Less: Costs and fees

Less: GST (if any)

GEM Equity Line Facility Agreement
Net amount payable to the Company

Wire details (date, bank and account details)

Name of allottee
If the allottee is GEM, GEM:
(a)	consents to the issue of the Drawdown Shares to it;

(b)	consents to become a member of the Company; and

(c)	agrees to be bound by the Company’s constitution on the issue of the Drawdown Shares to it.

GEM Equity Line Facility Agreement
Schedule 6
Option terms and conditions (clause 10)
See annexure

GEM Equity Line Facility Agreement
Option Certificate
Metal Storm Limited ACN 064 270 006
registered under the provisions of the Corporations Act 2001

Registered Office:	Unit 4, 848 Boundary Road, Richlands, Queensland, Australia

Option Certificate No:

This is to certify that

Name:

Address
is the Registered holder of the following options in the above named Company:

Date of grant	No of options

subject to the terms and conditions of issue set out in the attachment to this certificate.
Executed by Metal Storm Limited ACN 064 270 006 by being signed by:

Signature of Director	Signature of *Director/*Company Secretary

Print full name	Print full name

*	Delete whichever is not applicable

GEM Equity Line Facility Agreement
Option terms and conditions of issue
Entitlement
1.	Subject to and conditional upon any adjustment in accordance with these conditions, each Option entitles the holder to subscribe for one fully paid ordinary share upon payment of the Exercise Price.
Exercise Price
2.	The Exercise Price of each Option is $0.035.
Exercise Period
3.	An Option is exercisable at any time on or before 5.00pm (Sydney time) on the third anniversary of the date of grant (the Expiry Date). Options not exercised by the Expiry Date lapse.
Manner of exercise of Options
4.	Each Option may be exercised by notice in writing addressed to the Company’s registered office. The minimum number of Options that may be exercised at any one time is 1,000. Payment of the Exercise Price for each Option must accompany each notice of exercise of option. All cheques must be payable to the Company and be crossed ‘not negotiable’.
Ranking of Shares
5.	Shares issued on the exercise of Options will rank equally with all existing shares on and from the date of issue in respect of all rights issues, bonus share issues and dividends which have a record date for determining entitlements on or after the date of issue of those shares
Timing of issue of shares
6.	After an Option is validly exercised, the Company must as soon as possible:
(a)	issue and allot the share as soon as possible; and

(b)	do all such acts matters and things to obtain the grant of quotation for the shares on ASX no later than 5 business days from the date of exercise of the Option.
Options transferrable
7.	Options may be transferred in the same manner as shares and may be exercised by any other person or body corporate.

GEM Equity Line Facility Agreement
Participation in new issues
8.	An Option holder may participate in new issues of securities to holders of shares only if and to the extent that:
(a)	an Option has been exercised; and

(b)	a share has been issued in respect of the exercise before the record date for determining entitlements to the new issue.
9.	The Company must give notice to the Option holder of any new issue not less than 10 Business Days before the record date for determining entitlements to the issue.
Adjustment for bonus issues of shares
10.	If the Company makes a bonus issue of shares or other securities to existing shareholders (other than an issue in lieu or in satisfaction, of dividends or by way of dividend reinvestment):
(a)	the number of shares which must be issued on the exercise of a Option will be increased by the number of shares which the Option holder would have received if the Option holder had exercised the Option before the record date for the bonus issue; and

(b)	no change will be made to the Exercise Price.
Adjustment for rights issue
11.	If the Company makes an issue of shares pro rata to existing shareholders (other than an issue in lieu of in satisfaction of dividends or by way of dividend reinvestment) the Exercise Price of a Option will be reduced according to the following formula:

New exercise price = O - E[P-(S+D)]
N + 1
O	=	the old Exercise Price of the Option.

E	=	the number of underlying shares into which one Option is exercisable.

P	=	the average market price per share (weighted by reference to volume) of the underlying shares during the 5 trading days ending on the day before the ex rights date or ex entitlements date.

S	=	the Purchase Price of a share under the pro rata issue.

D	=	the dividend due but not yet paid on the existing underlying shares (except those to be issued under the pro rata issue).

N	=	the number of shares with rights or entitlements that must be held to receive a right to one new share.

GEM Equity Line Facility Agreement
Reconstructions
12.	If there is any reconstruction of the issued share capital of the Company, the number of shares to which the Option holder is entitled, and/or the Exercise Price, must be reconstructed in a manner which will not result in any benefits being conferred on the Option holder which are not conferred on shareholders (subject to the provisions with respect to rounding of entitlements as sanctioned by the meeting of shareholders approving the reconstruction of capital), but in all other respects, the terms for the exercise of a Option will remain unchanged.
Interpretation
13.	These terms and conditions of issue must be interpreted in the same way as the Equity Line Facility Agreement under which the Option was issued.